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                                                                   EXHIBIT 10.35

                                 [VIACELL LOGO]

October 10, 2004


Mary Thistle
9 Longview Drive
Chelmsford, MA 01824

Dear Mary,

On behalf of ViaCell, Inc. (the "Company"), I am pleased to extend our offer for the new role of General Manager, ViaCell Reproductive Health. You continue to deliver outstanding results in your work with ViaCell and you have made an outstanding impression during your interim leadership of VRH. I am confident you will succeed in this new role. Information about the details of our offer are summarized below.


POSITION General Manager, ViaCell Reproductive Health, reporting to Marc Beer, Chief Executive Officer. This position is a key factor in ViaCell's continued success, and I am confident that it will be an exciting opportunity for you as well.

                 In this role, your duties will include the following:
                        - Full P&L responsibility for ViaCell Reproductive Health and its commercial business
                        -     Launch of our new Viacyte product
                        - Successful development and execution of strategic plans, staff and process to continue execution against commercial goals and future growth in the business.

COMPENSATION     The base salary for this position will be $220,000.00 per year payable in bi-weekly installments of $8461.54. This salary will be effective October 13, 2004, upon Board approval.

                 In addition, you will be eligible to participate in the Management Bonus Plan at an annual target of 25% of base salary, which is initially $55,000 at your new pay rate. This bonus is payable annually based on agreed to company and individual performance objectives. Your bonus payout is determined based on achievement of both corporate and individual goals.

STOCK OPTIONS    As an incentive for you to participate in the Company's future growth, you will receive, subject to approval by our Board of Directors, options to purchase an additional 50,000 shares of our Common Stock (the "Options"). The Options will be incentive stock options ("ISO's") to the extent allowable under the Internal Revenue Code. The exercise price of the Options equals the fair market value of our Common Stock as determined by the Board of Directors on your effective date; your fair market value price is $5.00 per share. The Options will vest quarterly over four years beginning on the last day of the first quarter after your effective date. The


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M. Thistle GM Offer
October 10, 2004
Page 2

                 Options will be granted under the Company's 1998 Equity Incentive Plan pursuant to an ISO certificate or nonstatutory stock option ("NSO") certificate, as appropriate, shall have a term of ten years and contain such additional terms as shall be determined by the Board of Directors of the Company or the Compensation Committee thereof.

ADDITIONAL       ViaCell will provide for six months' severance pay in the event
EMPLOYMENT       of involuntary termination without cause or voluntary
TERMS            termination for good reason. If the Company shall terminate your employment without "cause" or if you terminate your employment for "good reason," then ViaCell will continue paying your base salary and medical and dental benefit contributions for a period of six months in accordance with its regular payroll practices at such time. If the Company terminates your employment with "cause," then ViaCell will continue paying your base salary for a period of thirty days and all options will cease to continue vesting as of the date of termination. The term "cause" as used here means (i) your continued failure to substantially perform your duties provided you are reasonably notified of such failure and given reasonable time to correct such failure, (ii) any misappropriation of funds, properties or assets of the Company by you, (iii) any damage or destruction of any property or assets of the Company caused by you, whether resulting from your willful actions or willful omissions or gross negligence; (iv) your being convicted of a felony; or (v) any material breach of your employment obligations or of the Intellectual Property and Confidential Information Agreement.
                 The term "good reason" as used here means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; or (ii) any breach by the Company of any material provision contained herein.


I am very excited about the future of ViaCell and believe that the opportunities presented for our continued commercial success will allow you significant personal and professional growth. I am more confident than ever of our success with you in this key role. I look forward to working closely with you over the coming years ahead!


Sincerely,

/s/ MARC BEER

Marc Beer
Chief Executive Officer



/s/  MARY THISTLE
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Signature                           Date